SCHEDULE 14C INFORMATION

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Calvert Variable Series, Inc.
Ameritas Small Company Equity Portfolio

(Name of Registrant as Specified in Its Charter)

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CALVERT VARIABLE SERIES, INC.
AMERITAS SMALL COMPANY EQUITY PORTFOLIO
4550 Montgomery Avenue, Suite 1000N
Bethesda, Maryland 20814

INFORMATION STATEMENT
REGARDING A CHANGE TO THE PORTFOLIO MANAGER

This Information Statement is being supplied to all shareholders of the Ameritas Small Company Equity Portfolio (the "Portfolio"), a series of Calvert Variable Series, Inc. (the "Fund"), to inform you of the following change to the management of the Portfolio. At a Special Meeting of the Fund's Board of Directors (the "Board") held on August 6, 2009, the Board acknowledged the resignation of OFI Institutional Asset Management, Inc. ("OFII") effective September 1, 2009 and authorized Calvert Asset Management Company, Inc. ("CAMCO"), the Portfolio's current investment advisor, to assume responsibility for the day-to-day management of the Portfolio.

We are not asking you for a proxy and you are requested not to send us a proxy. This Information Statement will be delivered to shareholders of record on or about August 21, 2009.

Shareholders of the Portfolio of record at the close of business on July 31, 2009 ("record date") are entitled to receive this Information Statement. As of this date, as shown on the books of the Portfolio, there were issued and outstanding 703,965.331 shares of the Portfolio. As of this same date, there was no Board ownership of Portfolio shares, and the respective officers of the Portfolio beneficially owned less than 1% of the outstanding shares of the Portfolio. As of July 31, 2009, the following shareholders owned of record or beneficially 5% or more of the outstanding voting securities of the Portfolio as shown:

Name and Address	% Owned
Ameritas Life Insurance Corp., Lincoln, NE -- Account X	71.44%
Ameritas Life Insurance Corp., Lincoln, NE -- Account Y	28.55%

Background. CAMCO serves as investment advisor to the Fund and to the several other registered investment companies in the Calvert Family of Funds. Calvert Distributors, Inc. ("CDI") serves as the principal underwriter to the Fund. Calvert Administrative Services Company ("CASC") has been retained by the Fund to provide certain administrative services necessary to the conduct of its affairs. Calvert Shareholder Services, Inc. ("CSSI") serves as the shareholder servicing agent for the Fund. CAMCO, CDI, CASC and CSSI are located at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814, and are indirectly wholly-owned subsidiaries of UNIFI Mutual Holding Company.

CAMCO serves as the investment advisor to the Portfolio pursuant to an investment advisory agreement between the Fund and CAMCO dated November 18, 2006 (the "Advisory Agreement"). The Board, including the Directors who are not "interested persons" ("Independent Directors"), as defined under the Investment Company Act of 1940 ("1940 Act"), last approved the continuance of the Advisory Agreement on December 4, 2008. The Advisory Agreement was last submitted to shareholders for approval on November 17, 2006 (the "Shareholder Meeting").

CAMCO, in turn, retained a sub-advisor to handle the day-to-day management of the Portfolio's assets. Accordingly, OFI Institutional Asset Management, Inc. served as the sub-advisor since the Shareholder Meeting. OFII is a wholly-owned subsidiary of OppenheimerFunds, Inc., which is owned by Oppenheimer Acquisition Corporation, a holding company that is controlled by Massachusetts Mutual Life Insurance Company. Under the sub-advisory agreement, OFII received a fee of 0.70% of the Portfolio's average daily net assets ("Portfolio Assets") up to $25 million, 0.65% of the next $50 million in Portfolio Assets, and 0.55% of Portfolio Assets in excess of $75 million. For the Portfolio's most recent fiscal year ended December 31, 2008, OFII earned $98,936 in fees, which were paid by CAMCO.

Board Action. On August 6, 2009, the Board, including the Independent Directors, acknowledged the resignation of OFII as the Portfolio's sub-advisor effective September 1, 2009, and authorized CAMCO to assume the day-to-day portfolio management responsibilities. CAMCO will assume responsibility for the day-to-day management of the Portfolio at 12:00 a.m. on September 1, 2009.

This change was precipitated by the decision of OFII to resign as sub-advisor to the Portfolio. After careful consideration, CAMCO determined that it was best situated to achieve the Portfolio's investment objective and to promote stability and continuity in the management of the Portfolio.

Board Considerations. At the Special Meeting held on August 6, 2009, the Board received information from CAMCO about the proposed management change and the rationale and benefits thereof. At this meeting, the Board was provided with information concerning the Advisory Agreement and was informed of the standards it should apply in determining whether to approve the management change. The Board was provided information with respect to the factors noted below.

The Directors engaged in a detailed discussion of the materials with representatives from CAMCO's management team. Based on the Directors' deliberations and their evaluation of the information described above, the Directors and the Independent Directors, in separate votes, unanimously approved the management change.

The following is a discussion of the factors considered by the Board:

  Nature, Extent and Quality of Services Provided by CAMCO. In considering the nature, extent and quality of services to be provided by CAMCO in the day-to-day management of the Portfolio, the Directors discussed the high quality of services CAMCO proposed to provide to the Portfolio, including CAMCO's management style, the integrity, capability and professional experience of CAMCO's personnel and its overall resources. The Directors recognized CAMCO's long-standing presence in the investment management arena, its depth of experience in managing mutual fund assets, and the commitment it has made to develop and strengthen its in-house equity portfolio management expertise. The Directors noted that CAMCO had the compliance, trading and investment resources necessary for the implementation of the Portfolio's investment objectives and strategies. The Board reviewed information relating to CAMCO's operations and personnel, including among other information, biographical information on CAMCO's investment supervising and professional staff and descriptions of its organization and management structure. Based upon their review of the information provided by CAMCO, the Directors were satisfied with the nature, extent and quality of the services to be provided by CAMCO to the Portfolio.

  Performance. In considering the portfolio management team's investment experience and investment strategies, the Board noted the portfolio manager's performance record with respect to portfolios that employed an investment process that was similar to the one that CAMCO's portfolio management team would use in managing the Portfolio. Based on the foregoing information, the Directors determined that CAMCO's investment capabilities and investment strategies were appropriate for pursuing the investment objective of the Portfolio.

  Costs and Profitability. The Directors considered the investment advisory fees applicable to the Portfolio. Under the proposed fee structure, CAMCO would receive a fee of 0.92% of the Portfolio's average daily net assets ("Portfolio Assets") up to $50 million, 0.82% of the next $50 million in Portfolio Assets, and 0.67% of Portfolio Assets in excess of $100 million. The Directors noted that (i) CAMCO agreed to reduce its advisory fee by at least 0.20% for as long as CAMCO is the sole investment advisor to the Portfolio and (ii) net expenses will continue to be subject to the 1.33% contractual expense limitation that is currently in effect through April 30, 2010. The Directors understood that the reduction of the advisory fee would not necessarily result in an immediate reduction of the net expense ratio due to the fact that, at current asset levels, gross expenses exceed the expense cap by more than the advisory fee reduction, but acknowledged the potential benefit to Portfolio shareholders if assets grow in the future. Based upon its review, the Board determined that the advisory fee was reasonable and appropriate in light of: (1) the services to be provided, (2) the management fees and overall expense ratios of comparable funds, as set out in materials provided by CAMCO, and (3) the anticipated profitability of the Portfolio to CAMCO.

  Economies of Scale. The Board discussed CAMCO's advisory fee and determined that the fee reflects the current market environment and the competitive nature of the mutual fund industry. CAMCO explained that the difficult market conditions over the past year had reduced assets under management for most mutual funds and caused fees, expressed as a percentage of assets under management, to increase. The Board noted that the Portfolio's advisory fee contained breakpoints that would reduce the advisory fee rate as the Portfolio's assets increased.

Investment Advisor. Calvert Asset Management Company, Inc., 4550 Montgomery Avenue, Suite 1000N, Bethesda, MD 20814, provides the Fund with investment supervision and management and office space, furnishes executive and other personnel to the Fund, and pays the salaries and fees of all Trustees/Directors who are affiliated persons of and employed by CAMCO. CAMCO has served as an investment advisor to mutual funds since the inception of the first Calvert Fund in 1976. As of August 6, 2009, CAMCO was the investment advisor for 55 mutual fund portfolios and had approximately $13 billion in assets under management. CAMCO's portfolio managers have been engaged in their professions for, on average, more than 20 years. They offer expertise honed through widely varied market and economic conditions, as well as an approach to investment that is informed by CAMCO's industry-leading analysis of corporate performance in key areas such as the environment and corporate governance.

Information is provided below identifying the individual who is employed by the Advisor, and who will be primarily responsible for the day-to-day management of the Portfolio (the "Portfolio Manager").

Natalie A. Trunow is the Senior Vice President, Equities at CAMCO, and manages the day-to-day investment of the Calvert Social Investment Fund Enhanced Equity Portfolio.
Name of Portfolio Manager	Title	Business Experience During Last 5 Years	Role on Management Team
Natalie Trunow	Senior Vice President, Equities

2008 -- Current: Senior Vice President, Equities

2005 -- 2008: Portfolio Manager, Global Public Markets Group, General Motors Asset Management

2001 -- 2005: Portfolio Manager, Global Equities Group, General Motors Asset Management

Ms. Trunow has 20 years of experience in the securities industry.

Portfolio Manager

CAMCO's directors and principal executive officers are as follows:

Name and Business Address	Principal Occupation

Barbara Krumsiek	Director and Chair, President and Chief Executive Officer
Robert-John H. Sands	Director
JoAnn Martin	Director
Ronald M. Wolfsheimer	Senior Vice President, Chief Financial and Administrative Officer
William M. Tartikoff	Senior Vice President, Secretary and General Counsel
Natalie Trunow	Senior Vice President, Equities
Catherine Roy	Senior Vice President and Chief Investment Officer, Fixed Income
Bennett Freeman	Senior Vice President, Sustainability Research and Policy
James McGlynn	Senior Vice President and Portfolio Manager
John Nichols	Vice President
Robert Enderson	Vice President
Patrick Faul	Vice President
Gregory Habeeb	Senior Vice President and Portfolio Manager
Thomas Dailey	Vice President and Portfolio Manager
Alya Kayal	Vice President, Sustainability Research and Policy
Hui Ping Ho	Assistant Treasurer
Susan Walker Bender	Assistant Vice President, Assistant Secretary and Associate General Counsel
Ivy Wafford Duke	Assistant Vice President, Assistant Secretary, Deputy General Counsel and Chief Compliance Officer (Advisor and Distributor)
Lancelot King	Assistant Vice President, Assistant Secretary and Associate General Counsel
Jane Maxwell	Assistant Vice President, Assistant Secretary and Assistant General Counsel
Andrew Niebler	Assistant Vice President, Assistant Secretary and Associate General Counsel
Augusto Macedo	Assistant Vice President, Assistant Secretary and Assistant General Counsel -- Compliance

Investment Advisory Agreement. The general terms of the Advisory Agreement between CAMCO and the Fund include:

  The services to be provided to the Fund. Investment advisory services (manage Portfolio assets and place orders for securities trades); financial, accounting, and administrative services; reports to the Fund; reports and other communications to contractholders; provision of employees to serve as officers and directors of, and advisors to, the Fund; and the provision of personnel, office space, and facilities.

  General obligations of CAMCO. Manage the Portfolio in accordance with Portfolio guidelines and restrictions, under the direction of the Board.

  Expenses of the Portfolio. CAMCO will pay all salaries, expenses, and fees of the officers and directors of the Fund who are affiliated with the Advisor.

  Liability issues. CAMCO is not liable for its actions except for loss resulting from willful misfeasance, bad faith, or gross negligence in the performance of its duties on behalf of the Fund or from reckless disregard of its duties.

  Continuation of the Agreement. The Advisory Agreement provides for automatic termination unless its continuance is approved at least annually by (i) either the Board or a majority of the outstanding shares of the Fund and (ii) the Independent Directors. The Advisory Agreement terminates automatically upon its assignment and is terminable at any time, without penalty, by the Board, CAMCO, or the holders of a majority of the outstanding shares of the Fund, upon 60 days' prior written notice.

  Currently, the Advisory Agreement will continue until January 1, 2010 unless terminated earlier, and provided that it may be continued annually thereafter.

  Compensation. The Portfolio will pay CAMCO a fee of 0.92% of the Portfolio's average daily net assets ("Portfolio Assets") up to $50 million, 0.82% of the next $50 million in Portfolio Assets, and 0.67% of Portfolio Assets in excess of $100 million. CAMCO agreed to a reduction in its advisory fee of at least 0.20% for as long as CAMCO is the sole investment advisor to the Portfolio. Net expenses will remain subject to the contractual expense limitation that is currently in effect through April 30, 2010.

  For the Portfolio's most recent fiscal year ended December 31, 2008, CAMCO received $158,217 in advisory fees.

Annual Reports. The audited Annual Report to Shareholders of the Fund is incorporated by reference into this Information Statement. Copies of the Annual Report and the most recent semi-annual report succeeding the annual report may be obtained without charge by writing to the Fund at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814 or by calling 800-368-2745.

Delivery of Documents to Shareholders Sharing an Address. Only one Information Statement is being delivered to multiple shareholders sharing an address unless the Fund has received contrary instructions. Upon written or oral request, a separate copy of this Information Statement will be delivered to shareholders at a shared address to which a single copy of the document was delivered. Any shareholder who wants to receive a separate Information Statement, or who wants to request a single copy of an Information Statement in the future (if multiple copies are currently being delivered), may contact the Fund as directed under "Annual Reports" above.